Filed Pursuant to Rule 433

Registration No. 333-254632-01

Florida Power & Light Company

Pricing Term Sheet

February 28, 2023

Issuer:	Florida Power & Light Company

Designations:	First Mortgage Bonds, 5.05% Series due April 1, 2028 (“2028 Offered Bonds”)
	First Mortgage Bonds, 5.10% Series due April 1, 2033 (“2033 Offered Bonds”)
	First Mortgage Bonds, 5.30% Series due April 1, 2053 (“2053 Offered Bonds”, and together with the 2028 Offered Bonds and 2033 Offered Bonds, the “Bonds”)

Registration Format:	SEC Registered

Principal Amount:	2028 Offered Bonds:	$1,000,000,000
	2033 Offered Bonds:	$750,000,000
	2053 Offered Bonds:	$750,000,000

Date of Maturity:	2028 Offered Bonds:	April 1, 2028
	2033 Offered Bonds:	April 1, 2033
	2053 Offered Bonds:	April 1, 2053

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1, beginning October 1, 2023

Coupon Rate:	2028 Offered Bonds:	5.05%
	2033 Offered Bonds:	5.10%
	2053 Offered Bonds:	5.30%

Price to Public:	2028 Offered Bonds:	99.870% of the principal amount thereof
	2033 Offered Bonds:	99.838% of the principal amount thereof
	2053 Offered Bonds:	99.502% of the principal amount thereof

Benchmark Treasury:	2028 Offered Bonds:	4.000% due February 29, 2028
	2033 Offered Bonds:	3.500% due February 15, 2033
	2053 Offered Bonds:	4.000% due November 15, 2052

Benchmark Treasury Yield:	2028 Offered Bonds:	4.178%
	2033 Offered Bonds:	3.920%
	2053 Offered Bonds:	3.933%

Spread to Benchmark
Treasury Yield:	2028 Offered Bonds:	90 basis points
	2033 Offered Bonds:	120 basis points
	2053 Offered Bonds:	140 basis points

Reoffer Yield:	2028 Offered Bonds:	5.078%
	2033 Offered Bonds:	5.120%
	2053 Offered Bonds:	5.333%

Optional Redemption:	2028 Offered Bonds: Prior to March 1, 2028 (the “2028 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Offered Bonds matured on the 2028 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2028 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2028 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2028 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2033 Offered Bonds: Prior to January 1, 2033 (the “2033 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Offered Bonds matured on the 2033 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2033 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2033 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2033 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2053 Offered Bonds: Prior to October 1, 2052 (the “2053 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 Offered Bonds matured on the 2053 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 25 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2053 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2053 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2053 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Trade Date:	February 28, 2023

Settlement Date:	March 3, 2023 (T+3)*

CUSIP / ISIN Number:	2028 Offered Bonds:	341081 GK7 / US341081GK75
	2033 Offered Bonds:	341081 GL5 / US341081GL58
	2053 Offered Bonds:	341081 GM3 / US341081GM32

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“Aa2” (stable)
S&P Global Ratings	“A+” (stable)
Fitch Ratings, Inc.	“AA-” (stable)

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman, Sachs & Co. LLC

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

ANZ Securities, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

Santander US Capital Markets LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Commerz Markets LLC

DNB Markets, Inc.

DZ Financial Markets LLC

Hancock Whitney Investment Services, Inc.

HSBC Securities (USA) Inc.

Huntington Securities, Inc.

Intesa Sanpaolo S.p.A.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

WR Securities, LLC

Junior Co-Managers:

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Guzman & Company

MFR Securities, Inc.

R. Seelaus & Co., LLC

*	It is expected that delivery of the Bonds will be made against payment therefor on or about March 3, 2023, which will be the third business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Bonds initially will settle in T+3, purchasers who wish to trade the Bonds on the date of pricing of the Bonds should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.
**	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Treasury Rate” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated February 28, 2023.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, KeyBanc Capital Markets Inc. toll-free at (866) 227-6479 or Mizuho Securities USA LLC toll-free at (866) 271-7403.